Exhibit 99.1

Sino Clean Energy, Inc. Announces Unaudited Third Quarter 2011 Financial Results

3Q11 Revenue Decreased 31.2% Year-Over-Year to $17.2 million
3Q11 Net Income Decreased 41.7% Year-Over-Year to $3.3 million

XI'AN, China, November 17, 2011 — Sino Clean Energy Inc. (NASDAQ: SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in China, today announced unaudited financial results for the third quarter of 2011.

Third Quarter 2011 Financial Highlights

•	Revenues in the third quarter of 2011 were $17.2 million, a decrease of 31.2%from $24.9 million in the same quarter of 2010.

•
Net income in the third quarter of 2011 was $3.3 million, a decrease of 41.7%from $5.6 million in the same quarter of 2010. Non-GAAP adjusted earnings, which excludes change in fair value of derivative liabilities of $2.7 million and gain on extinguishment of derivative liability of $3.1 million, was $2.8 million, a decrease of 56.7% from $6.6 million in the same quarter of 2010.

•	Earnings per share were $0.14. Adjusted earnings per share were $0.11.

•	Net cash generated from operations was $2.5 million in the nine months ended September 30, 2011, compared to $21.3 million in the nine months ended September 30, 2010.

Mr. Baowen Ren, chairman and chief executive officer of Sino Clean Energy, commented, "I’m pleased that the company managed to maintain acceptable sales volume during a very challenging third quarter when operations at our largest customer remained suspended. In Tongchuan, we further lost one customer to a low-price competitor and one customer suspended operations due to a reduced loan facility. On the positive side, the customer base and order volume of our Dongguan facility continued to increase during the period, partly offsetting revenue reduction from our Shenyang and Tongchuan facilities. With our largest customer resuming operations at the beginning of the fourth quarter, we are confident that our Shenyang facilities will ramp up quickly and begin contributing again to overall revenue in the future.”

Mr. Ren continued, “I’m also pleased to announce that Thornhill Capital’s review and reconciliation of financial information filed in tax returns with State Administration of Taxation (SAT) and its filings with State Administration of Industry and Commerce (SAIC) to the audited financial statements in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, was recently completed. Thornhill concluded that with respect to Shaanxi Suo’ang, it is unlikely that the Company has filed incorrect SAT or SAIC reports, or provided false reports that do not agree to the audited financial information reports filed with US SEC under US GAAP. Thornhill was also able to reconcile the SAT filings of Shenyang Suo’ang and Dongguan Clean Energy, however, due to time constraints the information provided for such filings had not been independently verified, and a SAIC reconciliation has not been performed. The completion of this Thornhill study marks the successful conclusion of the first phase of a broader operations-wide internal investigation being supervised by the Company’s Audit Committee, to address certain matters raised in the past concerning the veracity of the company’s stated production facilities and activity, revenues, cash balances, and customers.”

Third Quarter 2011 Financial Results

Revenue in the third quarter 2011 decreased 31.2% to $17.2 million from $24.9million in the same period of 2010, primarily due to a decrease in sales to our major customer, Haizhong Heating.  The customer suspended operations of its CWSF boilers due to the modification of a pipeline in certain areas of the Ming Fa real estate development project in the second quarter of 2011. The reduction in sales volume due to this business interruption is 81,251 metric tons compared with the same period of 2010.  In addition, the Company’s subsidiary Shaanxi Suo’ang New Energy lost one customer to a new competitor and one customer suspended operations during the third quarter. The reduction in sales volume because of these customers was 71,910 metric tons as compared with sales in same period of 2010.

During the third quarter of 2011, the Company sold 125,235 metric tons of CWSF compared to 261,496 metric tons in the same period of 2010, representing a decrease of 52.1%. The Company's annual production capacity at September 30, 2011 was 1,150,000 metric tons, as compared to 850,000 metric tons at September 30, 2010. For the first nine months of 2011, revenue was $73.9 million, representing a slight increase over $73.6 million for the same period in 2010.

As of September 30, 2011 Sino Clean Energy had 37 active customers under CWSF supply agreements totaling approximately 1,200,000metric tons per year, compared to 43 customers totaling approximately 600,000 metric tons of CWSF per year at September 30, 2010.

Cost of Goods Sold was $11.4 million in the third quarter 2011, compared to $15.3 million in the same period of 2010, representing a decrease of 25.2%, in line with the decrease in selling volume.

Gross Profit in the third quarter of 2011 decreased 40.5% to $5.7 million from $9.6 million in the same period of 2010. Gross margin was 33.4%, compared to 38.7% in the third quarter of 2010.This primarily resulted as a combination of significantly higher purchase prices for coal in Dongguan and higher depreciation costs for plant and machinery at that facility.

Selling expenses were $0.9 million in the third quarter of 2011, as compared to $1.2 million in the same period of 2010, a decrease of 26.3%. This decrease is mainly attributable to decreased transportation costs and marketing costs due to decreased selling volume.

General and Administrative Expenses were $1.2 million in the third quarter of 2011, compared to $0.6 million in the same period of 2010, representing an increase of 100%.This was primarily due to the legal expense and professional fees of the Company’s operations, and increased expenses related to Sino Clean Energy being a public company.

Income from Operations decreased 53.7% to $3.7 million in the third quarter of 2011 from $7.9 million in the same period of 2010, due to the above-mentioned factors.

Provision for income taxes was $0.9 million in the third quarter of 2011, compared to $1.3 million in the same quarter of 2010. The decrease in income taxes reflects the decrease in taxable income from our operations in China. For the three-month periods ended September 30, 2011 and 2010, our effective tax rate was 21% and 19%, respectively, on income before provision for income taxes.

Net income in the third quarter of 2011 was $3.3 million and basic earnings per share were $0.14. Adjusting for non-cash charges during each respective period, adjusted earnings were $2.8 million and $6.6 million for the third quarters 2011 and 2010, yielding $0.11 and $0.39 in adjusted basic earnings per share, respectively.

As of September 30, 2011, the Company had cash and cash equivalents of $59.4 million, compared to $52.1 million as of December 31, 2010. Net cash generated from operations was $2.5 million in the nine months ended September 30, 2011, compared to $21.3 million in the nine months ended September 30, 2010. This decline was mainly due to the decrease in amortization of discount on convertible notes and the increase in accounts receivables. The Company had working capital of $83.0 million at September 30, 2011 and a current ratio of 16-to-1.

Net accounts receivable balance was $12.1 million at September 30, 2011, compared to $3.6 million and $3.9 million at September 30 and December 31, 2010, respectively. Allowance for doubtful accounts was $1.1 million at September 30, 2011, compared to nil at September 30, 2010 and December 31, 2010, respectively.

The annualized days sales outstanding for nine months ending on September 30, 2011 were 66 days compared to 24 days in the third quarter 2010. The lengthening of days sales outstanding reflects the tightening credit environment around Tongchuan and the trend of growing CSWF purchaser power in Dongguan.

Recent Development and Updates

Cooperation with Nathalin Welstar Energy Co Ltd

The management of the Company was invited to Thailand for a site visit in late October 2011, but the schedule has to be delayed because of the flood in Thailand. The management and Nathalin have rescheduled the visit date to December 1.

Due Diligence Report

As previously noted, the Company engaged an independent third-party evaluation agency, US-based Thornhill Capital LLC, to conduct a reconciliation of the Company’s tax returns filed with the State Administration of Taxation(SAT) and its filings with the State Administration of Industry and Commerce (SAIC) against audited financial information filed with US Securities and Exchange Commission under US GAAP. The Company received the report from Thornhill on November 10, 2011. Thornhill concluded that it is unlikely the Company has filed incorrect SAT and SAIC reports or provided false reports that do not agree to the reports filed with the SEC. In addition, there is no significant variance in the reconciliation of the SAT and SAIC reports with US SEC reports filed.

Engagement of a Specialist Team in SOX Compliance

In October 2011, the Company engaged a specialist team comprised of former senior managers from “Big Four” CPA firms to help the Company implement recommendations from Ernst & Young (China) Advisory Services Ltd. on Sarbanes-Oxley (“SOX”) compliance, timely setting up of an effective internal control system, and improving the SEC financial reporting process of the Company  The Company is working closely with these advisors and as a result hopes that it can attain significant improvements in above areasover the next two quarters.

Delay in SEC Filing of Form 10-Q

In August and September, 2011,in a routine review of certain of the Company’s past Exchange Act filings, the U.S. Securities and Exchange Commission (“SEC”), issued comment letters to the Company covering various aspects of Sino Clean Energy’s financial and legal disclosure in its previously filed 10-K, 10-Q and 8-K’s. The Company was required, in response to such comments, to provide the SEC with examples of how it would enhance its disclosures in its future Exchange Act filings. The Company has replied to all of the SEC comments thus far, and will continue to work diligently to adequately address any additional inquiries should they arise.  To ensure that all enhanced disclosure that was prepared to address the SEC’s comments is included in the Company’s Form 10-Q filing for the third quarter, the Company has filed for an extension in the filing of its Form 10-Q.The Company expects to file its Form 10-Q no later than November 21, 2011, the end of the five calendar day extension period..

Financial Outlook

SCEI management reconfirms fiscal 2011 guidance and expects revenue of between $101.5 million and $110.7 million due to the Company’s major customer, Shenyang Haizhong Heating, resuming its operations in October. The Company expects Non-GAAP adjusted earnings to be in the range of$23.02 million to $24.80 million and full year adjusted earnings per share of between $0.98and $1.06. This guidance assumes total sales volume of 850,000 – 920,000 metric tons of CWSF in 2011.

Exchange Rate

This announcement contains translations of certain Renminbi amounts into US dollars at specified rates solely for the convenience of readers. Unless otherwise noted, all translations from Renminbi to US dollars were made at the noon buying rate of RMB6.3830 to USD1.00 on September 30, 2011 in the City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York.

Exchange rate
	9/30/2011	12/31/2010	9/30/2010
Period end RMB : US$	6.3830	6.6000	6.7011
Average RMB : US$	6.4859	6.7690	6.8042

Conference Call

The Company will host a conference call at 8:00 a.m. ET on Monday, November 21, 2011, which is 9:00 p.m. Beijing Time on Monday, November21, 2011, to discuss third quarter results and answer questions from investors.

To access the conference call, please dial:

US:	+1-877-941-1430
International:	+1-480-629-9857

Please ask to be connected to the "Sino Clean Energy call" and provide the conference ID:  4489446.

Sino Clean Energy will also broadcast a live audio webcast of the conference call. The broadcast will be available by visiting the "Investor Relations" section of the Company's web site at http://www.sinocei.net.

An archive of the call will be available through November28, 2011 by dialing:

US:	+1-877-870-5176
International:	+1-858-384-5517

About Sino Clean Energy

Sino Clean Energy is the third largest producer of coal-water slurry fuel ("CWSF") by sales in China, according to data provided in Frost & Sullivan’s 2010 Chinese CWSF market report. A leader in developing CWSF as a cleaner alternative to burning coal aggregate in heating, industrial and power generation for residential and industrial applications, the Company has seven production lines located in Shaanxi, Liaoning, and Guangdong provinces. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Contact Information

Sino Clean Energy Inc.
Jing Li, Assistant to the CEO
Phone: +86-29-8844-7960 ext. 802
Email: Jing.Li@sinocei.net

ICR Inc.
Rob Koepp
Phone: +86-10-6583-7516 or +1-646-328-2526
E-mail: SCEI@icrinc.com

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Sino Clean Energy.  Accordingly, management excludes the change in derivative liabilities, gains (losses) on extinguishment of derivative liabilities, and amortization of note discount when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measures. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	3,268,669	5,611,347	28,066,201	35,012,727

Non-GAAP adjustments
Amortization of discount on convertible notes	-	-	-	8,593,453
Value of shares issued for bonus interest				1,864,701
Gain on extinguishment of derivative liability	(3,107,884)	-	(3,590,721)	(28,404,181)
Change in fair value of derivative liabilities	2,686,654	970,813	(10,304,357)	2,348,479

Non-GAAP Adjusted Earnings (Unaudited)	$2,847,439	$6,582,160	$14,171,123	$19,415,179

The adjusted number of shares used to determine adjusted earnings per share is calculated by adding the basic weighted number of shares to the number of shares that would be issued upon exercise of all warrants classified as derivative liabilities. For the three months ended September 30, 2011, basic weighted number of shares of 23,499,604 is increased by 2,476,647 warrant shares that would be issued upon exercise of all the Company’s warrants, resulting in adjusted number of shares of 25,976,251. For the three months ended September 30, 2011, adjusted earnings of $2,847,439 divided by 25,976,251 adjusted number of shares results in adjusted earnings per share of $0.11. For the nine months ended September 30, 2011, basic weighted number of shares of 23,482,939 is increased by the 2,476,647 warrant shares that would be issued upon exercise of all the Company’s warrants, resulting in adjusted number of shares of 25,959,586. For the nine months ended September 30, 2011, adjusted earnings of $14,171,123 divided by 25,959,586 adjusted number of shares results in adjusted earnings per share of $0.55.

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL INFORMATION

Sino Clean Energy Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$59,410,230	$52,055,857
Accounts receivable, net of allowance for doubtful accounts of $1,083,006 and $0 at September 30, 2011 and December 31, 2010, respectively	12,152,648	3,856,941
Inventories	2,158,712	1,261,334
Prepaid inventories	14,547,285	10,242,878
Prepaid and other current assets	41,370	51,048
Due from related party-Suo’ang BST	-	10,307,912
Land use right – current portion	75,200	40,079
Total current assets	88,385,445	77,816,049

Land use right – non-current portion	5,499,758	1,799,889
Property, plant and equipment, net	18,823,510	13,609,932
Deposit on land use rights, plant and equipment	6,263,308	9,409,091
Goodwill	762,018	762,018
Total assets	$119,734,039	$103,396,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	2,844,059	1,560,183
Taxes payable	1,829,071	3,329,844
Mortgage payable – current portion	5,762	5,450
Amount due to director	48,454	48,457
Derivative liabilities	659,949	14,555,027
Total current liabilities	5,387,295	19,498,961

Mortgage payable –non-current portion	161,208	160,095
Total liabilities	5,548,503	19,659,056

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding
Common stock, $0.001 par value, 30,000,000 shares authorized, 23,863,701 and 23,452,270 issued and outstanding as of September 30, 2011 and December 31, 2010 respectively	23,841	23,452
Additional paid-in capital	67,291,387	66,567,560
Treasury stock, at cost, 321,100 and 0 shares, respectively	(799,423)	-
Retained earnings	37,288,125	9,221,924
Statutory reserves	4,739,048	4,739,048
Accumulated other comprehensive income	5,642,558	3,185,939
Total shareholders’ equity	114,185,536	83,737,923
Total liabilities and shareholders’ equity	$119,734,039	$103,396,979

Sino Clean Energy Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Other Comprehensive Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Revenue	$17,150,169	$24,913,134	$73,948,258	$73,571,899

Cost of goods sold	(11,415,576)	(15,269,720)	(47,575,971)	(44,448,913)

Gross profit	5,734,593	9,643,414	26,372,287	29,122,986

Selling expenses	852,075	1,156,147	3,673,993	3,203,245
General and administrative expenses	1,229,089	579,837	4,773,222	1,925,072

Income from operations	3,653,429	7,907,430	17,925,072	23,994,669

Other income (expense)
Interest and finance cost	(5,437)	(5,735)	(5,437)	(10,459,201)
Interest income	77,695	29,889	193,594	62,113
Gain on extinguishment of derivative liability	3,107,884	-	3,590,721	28,404,181
Change in fair value of derivative liabilities	(2,686,654)	(970,813)	10,304,357	(2,348,479)

Total other income (expense)	493,488	(946,659)	14,083,235	15,658,614

Income before provision for income taxes	4,146,917	6,960,771	32,008,307	39,653,283

Provision for income taxes	878,248	1,349,424	3,942,106	4,640,556

Net income	3,268,669	5,611,347	28,066,201	35,012,727

Other comprehensive income
Foreign currency translation adjustment	294,399	67,493	2,456,619	348,965

Comprehensive income	$3,563,068	$5,678,840	$30,522,820	$35,361,692

Weighted average number of shares
-Basic	23,499,604	16,703,844	23,482,939	15,385,062
-Diluted	23,499,604	18,780,537	23,482,939	18,668,856

Income (loss) per common share
- Basic	$0.14	$0.34	$1.20	$2.28
- Diluted	$0.14	$0.30	$1.20	$1.88

Sino-Clean Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders’ Equity

For the nine months ended September 30, 2011
(Unaudited)

							Accumulated
							other
	Common Stock		Additional	Treasury	Statutory	Retained	comprehensive
	Share	Amount	paid-in capital	Stock	Reserve	earnings	income	Total
Balance, January 1, 2011	23,452,270	$23,452	$66,567,560	-	$4,739,048	$9,221,924	$3,185,939	$83,737,923
Share issued for exercise of warrants and options	411,431	389	593,827	-	-	-	-	594,216
Purchase of treasury stock	-	-	-	(799,423)	-	-	-	(799,423)
Fair value of vested stock options	-	-	130,000	-	-	-	-	130,000
Net income	-	-	-	-	-	28,066,201	-	28,066,201
Foreign currency translation gain	-	-	-	-	-	-	2,456,619	2,456,619
Balance, September 30, 2011	23,863,701	$23,841	$67,291,387	(799,423)	$4,739,048	$37,288,125	$5,642,558	$114,185,536

Sino Clean Energy Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$28,066,201	$35,012,727
Adjustments to reconcile net income to cash provided by operating activities :
Depreciation and amortization	2,221,025	1,593,325
Amortization of discount on convertible notes	-	8,601,975
Fair value of vested stock options	130,000	34,152
Fair value of common stock issued for repayment of interest expense	-	1,864,701
Change in fair value of derivative liabilities	(10,304,357)	2,348,479
Gain on extinguishment of derivative liability	(3,590,721)	(28,404,181)
Bad debt expense	1,072,124	-

Change in operating assets and liabilities :
Accounts receivable	(9,478,656)	171,480
Inventories	(930,043)	(418,740)
Prepaid inventories	(4,569,666)	(86,835)
Prepaid and other current assets	8,356	269,146
Tax recoverable	-	138,984
Accounts payable and accrued expenses	1,324,280	(491,938)
Taxes payable	(1,414,540)	644,310
Net cash provided by operating activities	2,534,003	21,277,585

Cash flows from investing activities:
Deposits on land use rights, plant and equipment	(6,262,212)	(2,239,737)
Repayment from related party- Suo’ang BST	10,172,674	-
Purchase of property, plant and equipment	(1,280,304)	(2,621,605)
Issuance of note receivable	(300,000)	-
Collection of note receivable	300,000	-
Net cash provided by (used in) investing activities	2,630,158	(4,861,342)

Cash flows from financing activities:
Prepayment and deposits related to deferred offering costs	-	(652,053)
Cash received from exercise of warrants	594,216	263,256
Proceed of mortgage payable	-	163,135
Repayment of mortgage payable	(2,636)	(2,039)
Purchase of treasury stock	(799,423)	-
Net cash used in financing activities	(207,843)	(227,701)

Effect of foreign currency translation	2,398,055	(143,004)

Net increase in cash and cash equivalents	7,354,373	16,045,538

Cash and cash equivalents, beginning of period	52,055,857	18,302,558
Cash and cash equivalents, end of period	$59,410,230	$34,348,096

Supplemental Disclosure Information:
Cash paid for taxes	$4,948,779	$4,296,422

Supplemental non-cash investing and financing activities:
Deposits applied to purchase of land use rights, property, plant and equipment	$9,285,645	$-
Increase in property, plant and equipment and accounts payable and accrued expenses	$-	$1,175,144
Issuance of shares upon conversion of convertible notes	$-	$10,217,000